EXHIBIT 99.1

For Immediate Release:	For further information, contact:
Jaime F. Brito
ir@mariner-energy.com
(713) 954-5558
Mariner Energy, Inc. Closes Sale of 8% Senior Notes due 2017
Houston, TX – April 30, 2007. Mariner Energy, Inc. (NYSE: ME) today closed its previously announced offering of $300 million of 8% senior unsecured notes due 2017. The notes were sold in an underwritten public offering at par. Mariner used the net proceeds from the offering to repay debt under its secured bank credit facility.
J.P. Morgan Securities Inc. acted as sole book-running manager of the offering.
This news release is neither an offer to sell nor a solicitation of an offer to buy any securities of Mariner and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.
ABOUT MARINER ENERGY, INC.
Mariner Energy, Inc. is an independent oil and gas exploration, development and production company headquartered in Houston, Texas, with principal operations in the Gulf of Mexico and West Texas. For more information about Mariner, please visit its website at www.mariner-energy.com.
For further information, contact:
Jaime F. Brito, Director, Investor Relations
ir@mariner-energy.com
(713) 954-5558